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NATIONWIDE LIFE INSURANCE COMPANY (the Company) agrees to make payments to the person or persons entitled thereto, in accordance with and subject to the terms of this Contract.



                                CONTRACT SCHEDULE



         Owner of Contract:                         Contract Number:


         Plan:                                      Contract Date:


         Jurisdiction:                              Issue Date:


                                Termination Date:

This Contract has been issued in consideration of the application and payment of Purchase Payments as provided herein. This Contract is issued and accepted subject to all the terms set forth in the following pages, which are a part of this Contract.

Signed for the Company at its Home Office, One Nationwide Plaza, Columbus, Ohio, to be effective on the Contract Date.




                       Signature               Signature


                       Secretary               President


                     GROUP FLEXIBLE FUND RETIREMENT CONTRACT
                                NON-PARTICIPATING

ALL CONTRACTUAL VALUES BASED ON THE INVESTMENT RESULTS OF A SEPARATE ACCOUNT INCLUDED IN THIS CONTRACT ARE VARIABLE (MAY INCREASE OR DECREASE) AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.



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
TABLE OF CONTENTS
                                                                            Page
CONTRACT SUMMARY PAGE .....................................................iii
---------------------
ARTICLE I: DEFINITIONS .......................................................1
         Accumulation Unit
         Actuarial Risk Fee
         Beneficiary
         Code
         Company
         Contingent Beneficiary
         Contract
         Contract Anniversary
         Contract Date
         Contract Maintenance Charge
         Contract Value
         Contract Year
         Distribution
         Distribution Period- Account
         Exchange
         General Account
         Group Fixed Contract
         Home Office
         Initial Transfer Amount
         Optional Retirement Income Forms
         Owner
         Participant
         Participant Account
         Participant Account Year
         Participant Anniversary
         Participant Effective Date
         Plan
         Purchase Payment
         Retirement Commencement Date
         Retirement Income Payments
         Retired Participant
         Sub-Account
         Transfer
         Underlying Mutual Fund
         Valuation Date
         Valuation Period
         Variable Account

ARTICLE II: CHARGES ...........................................................2
         Net Investment Factor
         Contract Maintenance Charge
         Mortality Risk Charge, Expense Risk and Administration Charge
         Premium Taxes
         Contingent Deferred Sales Charge

                                        i

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
ARTICLE III: PARTICIPANT ACCOUNTS..............................................4
         Purchase Payments
         Crediting Accumulation Units
         Accumulation Unit Value
         Change of Allocation Percentage Between Sub-Account
         Exchanges Between Sub-Account and Transfer to Deposit Fund

ARTICLE IV: BENEFITS ..........................................................5
         Notice to Distribute
         Elections
         Death Benefit Before Retirement
         Optional Retirement Income Forms
         Special Provisions Relating to Options
         Method of Calculating Retirement Income Payments

ARTICLE V: SUSPENSION AND TERMINATION .........................................7
         Suspension and Termination
         Redemption of Participants Accounts
         Termination by Company

ARTICLE VI: GENERAL PROVISIONS.................................................8
         The Contract
         Modification of the Contract
         Individual Certificates
         Misstatements and Adjustments
         Evidence of Survival
         Ownership and Assignment
         Designation of Beneficiary
         Data to be Furnished to the Company
         Non-Participating
         Relation of this Contract to the Variable Account
         Substitution of Fund Shares

ARTICLE VII: PURCHASE RATES, ANNUAL RATES ....................................10
         Applicability and Basis of Tables
         Adjusted Age
         Illustrative Tables for Determining Variable Payments

                                       ii
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                              CONTRACT SUMMARY PAGE


Actuarial Risk Fee:
                                                  The Actuarial Risk Fee, taken
                                                  on a daily basis and is
                                                  computed at a maximum annual
                                                  rate up to 1.50% of the
                                                  average Variable  Account
                                                  value and reflects the
                                                  charges made for the Mortality
                                                  Risk, the Expense Risk and the
                                                  Administration of the Variable
                                                  Account.

Administration Charge:                            The charge will be 1.00%.


Companion Contract(s):                            The Nationwide Life Insurance
                                                  Company's Group Fixed Annuity
                                                  Contract(s) or other
                                                  investment option(s) as
                                                  offered by the Plan and
                                                  accepted by the Company

Contingent Deferred Sales Charge:


DEFERRED SALES CHARGE         NUMBER OF PARTICIPANT       DEFERRED SALES CHARGE      NUMBER OF PARTICIPANT ACCOUNT
     PERCENTAGE                   ACCOUNT YEARS                PERCENTAGE                        YEARS
         9%                           0-16                         4%                             0-16
         8%                           0-16                         3%                             0-16
         7%                           0-16                         2%                             0-16
         6%                           0-16                         1%                             0-16
         5%                           0-16                         0%                         16 and after


This Contingent Deferred Sales Charge will not exceed 9% of the lesser of: (1) the total of all Purchase Payments received on behalf of the surrendering Participant or the withdrawing Owner prior to the date of the request for surrender; or (2) the amount surrendered. The Contingent Deferred Sales Charge is made by canceling a number of Accumulation Units equal in value to the applicable Contingent Deferred Sales Charge.

Contract Anniversary:                             The date 12 months after the
                                                  Effective Date of the
                                                  Contract, and each 12-month
                                                  period thereafter.

Contract Maintenance Charge:                      $15 at the beginning of each
                                                  Participant Account Year for
                                                  the preceding Participant
                                                  Account Year.


Creditable Percentage:                            100%.


Expense Risk Charge:                              0.40%


Mortality Risk Fee:                               0.10%


Plan:                                             State ABC Internal Revenue
                                                  Code 457 Plan.

                                      iii


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11

                             ARTICLE I: DEFINITIONS

ACCUMULATION UNIT- A statistical index measuring the net investment results of each Sub-Account of the Variable Account. It is the unit of measurement used to determine Contract Value and each Participant Account Value.

ACTUARIAL RISK FEE A charge made for mortality and expense risk and administration of the Variable Account. It is computed on a daily basis at a maximum annual rate of up to 1.50% of the average Variable Account value.

BENEFICIARY- The person named in the enrollment form to receive certain benefits under the Contract upon the death of the designated annuitant. The Beneficiary can be changed by the Owner as set forth in the Contract.

CODE- The Internal Revenue Code of 1986, as amended.

COMPANY- Nationwide Life Insurance Company.

CONTINGENT BENEFICIARY- The person named on the enrollment form to be the alternate Beneficiary if the Beneficiary is not living at the time of the death of the designated annuitant.

CONTRACT- The group flexible fund retirement contract issued by the Company to the Owner under which the Company invests Purchase Payments made by the Owner and assists the Owner in making Retirement Income Payments at specified dates.

CONTRACT ANNIVERSARY- An anniversary of the date of issue of the Contract.

CONTRACT DATE- The date shown as the Contract Date in the Contract.

CONTRACT MAINTENANCE CHARGE- The maximum Contract Maintenance Charge is $15 per Participant per year to reimburse the Company for certain administrative expenses relating to the maintenance of individual Participant records and the mailing of periodic statements to Participants.

CONTRACT VALUE- The sum of the value of all Variable Account Accumulation Units attributable to the Contract plus any amount held under the Contract in the General Account.

CONTRACT YEAR- Each period starting with either (1) the Contract Date or (2) a Contract Anniversary. The Contract Year ends immediately prior to the next Contract Anniversary.

DISTRIBUTION- Any payment by the Company of part or all of the Contract Value under the Contract.

DISTRIBUTION PERIOD- The period during which payments are distributed from a Participant Account.

EXCHANGE- An exchange from a Fund to a Companion Contract described in the Contract Summary Page, if any or to another Fund.

GENERAL ACCOUNT- An account comprised of all assets of the Company other than those in any segregated asset account.

GROUP FIXED CONTRACT- The Company's Group Fixed Fund Retirement Contract or Group Fixed Tax Deferred Annuity Contract.

HOME OFFICE-The main office of the Company located in Columbus, Ohio.

INITIAL TRANSFER AMOUNT- The initial amount transferred by the Owner from another investment vehicle which is the initial Purchase Payment under the Contract.

OPTIONAL RETIREMENT INCOME FORMS- The method for making annuity payments. Several forms are available under the Contract.

OWNER- The employer or other entity to which the Contract is issued.

PARTICIPANT- A Participant is an eligible employee, member or other person who is entitled to benefits under the Plan. Such persons are determined and reported to the Company by the Owner.


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PARTICIPANT ACCOUNT- An account established by the Company for each Participant in which all financial transactions occurring with respect to a Participant, under this Contract, other than the purchase and payment of an annuity made from the Company's General Account, are recorded.

PARTICIPANT ACCOUNT YEAR- For each Participant, the Participant Account Year is each one year period starting with either the Participant Effective Date or a Participant Anniversary.

PARTICIPANT ANNIVERSARY- An anniversary of the Participant Effective Date.

PARTICIPANT EFFECTIVE DATE- For each Participant, the Participant Effective Date is the first date Accumulation Units are credited to the Participant Account on behalf of such Participant under the Contract.

PLAN- A retirement plan which receives favorable tax treatment under the provisions of the Code. The Plan document is referred to in the Contract as the Plan.

PURCHASE PAYMENT- A deposit of new value into the Contract. The term "Purchase Payment" does not include transfers among the Sub-Accounts.

RETIREMENT COMMENCEMENT DATE- The date upon which Retirement Income Payments commence.

RETIREMENT INCOME PAYMENTS- Periodic Distributions from a Participant Account made by the Company to the Owner during the Distribution Period.

RETIRED PARTICIPANT- A Participant for whom payments under an Optional Retirement Income Form are being made.

SUB-ACCOUNT- A separate and distinct division of the Variable Account, to which specific Underlying Mutual Fund shares are allocated and for which Accumulation Units are separately maintained.

TRANSFER- A transfer of amounts from this Contract to any other non-Companion investment option under the Plan, or to another Plan.

UNDERLYING MUTUAL FUND OR FUND- The registered management investment company, specified in the enrollment form, in which the assets of a Sub-Account of the Variable Account will be invested.

VALUATION DATE- Each day the New York Stock Exchange and the Company's Home Office are open for business or any other day during which there is a sufficient degree of trading of the Variable Account's Underlying Mutual Fund shares that the current net asset value of its Accumulation Units might be materially affected.

VALUATION PERIOD- The period of time commencing at the close of business of the New York Stock Exchange and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT- Nationwide DCVA-II, a segregated investment account established by the Company in which amounts equivalent to the Company's obligations under the Contract are held for all Participants, and for those Participants during retirement who have annuitized.

                               ARTICLE II: CHARGES

NET INVESTMENT FACTOR

         The Net investment factor for any Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result where:(a) is the net of(1) the net asset value per share of the Underlying Mutual Fund held in the Sub-Account determined at the end of the current Valuation Period, plus (2) the per share amount of any dividend or capital gain distributions made by the Underlying Mutual Fund held in the Sub-Account if the "ex-dividend" date occurs during the current Valuation Period, plus or minus (3) a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account. (b) is the net of: (1) the net asset value per share of the Underlying Mutual Fund held in the Sub-Account determined as of the end of the immediately preceding Valuation Period, plus or minus (2) the per share charge or credit, if any, for any taxes reserved for in the immediately preceding Valuation Period. (c) is a factor representing the daily Actuarial Risk Fee deducted from the Variable Account. Such factor will not exceed the maximum annual rate, as reflected on the Contract Summary Page, times the average Variable Account value.

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CONTRACT MAINTENANCE CHARGE

         The Company will maintain individual records with respect to each Participant and will make a charge for expenses attributable to maintaining such records. The Company will effect such charge by cancelling a number of Accumulation Units on each Participant Anniversary during both the accumulation and annuity periods, equal in value to the applicable Contract Maintenance Charge. If a Participant Account includes more than one Sub-Account, the deduction will be allocated amoung Sub-Accounts on the basis of relative values at the time the deduction is made.

         The Company will assess a Contract Maintenance Charge on the date (other than a Participant Anniversary) that amounts held in respect of a Participant are fully withdrawn from the Variable Account. In such case, the amount of the Contract Maintenance Charge will be one-twelfth of the applicable Contract Maintenance Charge, multiplied by the number of whole or partial calendar months which have elapsed between the Participant Anniversary (or the Participant Effective Date during the first Participant Account Year) and the date of full withdrawal.

         For those Plans which provide this contract and certain other investment options (such as the Company's Group Fixed Fund Retirement Contract), the Contract Maintenance Charge under this Contract may be reduced so that the total of the Contract Maintenance Charge and any similar administrative charges imposed under other investment options available under the Plan shall not exceed the Contract Maintenance Charge assessed under this Contract. Such charge will be allocated amoung Sub-Accounts of the Variable Account and amounts held in such other investment options available under the Plan on the basis of the relative values of the Participant`s Account at the time the deduction is made.

MORTALITY RISK CHARGE, EXPENSE RISK AND ADMINISTRATION CHARGE

         The mortality risk portion of the Actuarial Risk Fee is to compensate the Company for its guarantee to provide Retirement Income Payments pursuant to the terms of this Contract, regardless of the duration of the Participant's life, as well as for the Company's guarantee to provide the death benefit in the event a Participant should die prior to the Retirement Commencement Date.

         The Administration and the Expense Risk portions of the Actuarial Risk Fee are to compensate the Company for the administration and other expenses associated with this Contract.

PREMIUM TAXES

         To the extent that any taxes are assessed against the Company for Purchase Payments or the Contract Value the amount of any premium taxes levied by a state or any other governemental entity upon annuity considerations received by the Company, the Company may deduct such taxes from the Contract Owner's Contract Value either : (1) at the time the Contract is surrendered, (2) at Annuitization, or (3) at such earlier date as the Company may become subject to such taxes. The method used to recoup premium tax reserves will be determined by the Company at its sole discretion and in compliance with applicable state law.

CONTINGENT DEFERRED SALES CHARGE

         In the event that a Contingent Deferred Sales Charge is due, as set forth on the Contract Summary Page, the charge will be applied to the following:

                  A Transfer made in accordance with Article III; or

                  The Contract Value in the event of termination of this Contract in accordance with Article V.

         Upon a Transfer or Contract termination, the applicable Contingent Deferred Sales Charge will be applied to reduce the amount withdrawn, in accordance with the schedule on the Contract Summary Page.

         The Contingent Deferred Sales Charge will be assessed against amounts withdrawn from this Contract if the deposits attributable to the amount withdrawn were previously assessed a sales charge by the Company.


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         No Contingent Deferred Sales Charge will be imposed on Contract Value that is paid under:

         a.  any life income payment option;

         b. Designated Period payment options of 5 or more years for a Participant who has a minimum of 5 Participant Account Years prior to the time the benefit payments are to commence

         c. a one-sum or periodic payment payable because of a Participant's death.

                        ARTICLE III: PARTICIPANT ACCOUNTS

PURCHASE PAYMENTS

         The Company shall receive such Purchase Payments from the Owner as are made in accordance with the requirements of the Plan. Net Purchase Payments for each Participant must be at least $20 per Participant per month. Purchase Payments must be no less frequent than monthly, unless agreed to by the Company.

         Under specific conditions, when authorized by state insurance law, the Company may credit up to 8% of the Initial Transfer Amount into the Contract. This credit will reimburse for any exit penalty associated with the other investment vehicle provider. The Company will recover said credit by reducing servicing agent or broker compensation and through increased Administration Charges.

CREDITING ACCUMULATION UNITS

         When a Purchase Payment is received by the Company the net Purchase Payment for each Sub-Account is applied separately to provide Accumulation Units which are credited to a Participant Account in accordance with the instructions of the Owner. The number of Accumulation Units credited to each Participant Account for each Sub-Account is determined by dividing the net Purchase Payment allocated to that Sub-Account for that Participant by the value of the accumulation unit for that Sub-Account next computed following receipt of the Purchase Payment by the Company. The net Purchase Payment for each Participant is the total Purchase Payment for that Participant less any taxes then payable.

ACCUMULATION UNIT VALUE

         The value of the accumulation unit for each Variable Account Sub-Account was established at $1.00 as of the date Underlying Mutual Fund shares were first purchased for that Sub-Account. The value of Accumulation Units for any Variable Account Sub-Account for any subsequent Business day is determined by multiplying the value for the preceding Business day by the Variable Account net investment factor for that Sub-Account for the period since that day.

CHANGE OF ALLOCATION PERCENTAGE BETWEEN SUB-ACCOUNT

         The Company will permit the Owner, or the Participant if the Plan so provides, to change the allocation percentages between Sub-Accounts for subsequent Purchase Payments, provided that no change may be made which would result in an amount less than 1% of the payment being allocated to any Sub-Account for any Participant. The Company will permit such allocation changes as frequently as permitted by the Plan. A change in allocation percentages will not affect Accumulation Units of any Sub-Account resulting from Purchase Payments made before the change.

EXCHANGES BETWEEN SUB-ACCOUNT AND TRANSFER TO DEPOSIT FUND

         The Company will permit the Owner, or the Participant if the Plan so provides, to exchange amounts among the Sub-Accounts as frequently as permitted by the Plan, subject to the limits and rules set by each Underlying Mutual Fund. For those Plans which provide this contract and the Company's Group Fixed Fund Retirement Contract, the Owner, or the Participant if the Plan so provides, may exchange Accumulation Units between any Sub-Account of the Variable Account and the Group Fixed Fund Retirement Contract. However, exchanges from the deposit fund to any Sub-Account of the Variable Account will be subject to the limitations set forth in the Group Fixed Fund Retirement Contract. Exchanges will be effected when received in good order by the Company at its Home Office.


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                              ARTICLE IV: BENEFITS

NOTICE TO DISTRIBUTE

         At least one month prior to the date a Participant is eligible for Retirement Income Payments in accordance with the Plan, the Owner shall notify the Company to commence a Distribution from the Participant Account and shall make the elections required. The Company shall then determine the first monthly retirement income payment to be payable for that Retired Participant in accordance with the terms of the Plan, with Accumulation Units of each Sub-Account being applied to provide Retirement Income Payments from that Sub-Account. All such payments will be made by the Company to the Owner. The Company may, however, by agreement with and on behalf of the Owner, make such payments directly to the Retired Participant.

         To the extent the Plan provides that a Participant may exercise any of the rights provided the Owner by this Article, the Owner shall mean Participant in this Article.

ELECTIONS

         Retirement Income Form and Date--At least one month prior to a Participant's Retirement Commencement Date, the Owner may by written election to the Company at its home office, elect any one of the retirement income options described below on behalf of a Participant.

         Alternate Assumed Investment Rates--If not prohibited by the laws and regulations of the state in which this Contract is issued, the Owner may elect on the Contract Date to have all variable benefits payable for all Participants determined on an assumed investment rate of 5% per annum.

         In addition, if at any time the amount held in respect of the person entitled to receive such annuity is less than $3,500, the Company shall have the right to make a lump sum Distribution to such person.

         Other Forms and Benefit Payments--With the consent of the Company, the amount due on Distribution may be applied on any other mutually agreeable basis.

DEATH BENEFIT BEFORE RETIREMENT

         In the event a Participant dies before his or her retirement income commences, a death benefit equal to the value of the Participant Account will be paid as provided by the Plan upon (1) the Company's receipt of verification of proof of death; and (2) the Company's verification of Beneficiary designations. If the Plan so provides, a Beneficiary may elect either to receive the value in a lump sum or to apply it under any of the Optional Retirement Income Forms contained in this Contract, subject to the minimums applicable to such optional forms. Monthly payments due under such options may be fixed, variable, or a combination of fixed and variable.

OPTIONAL RETIREMENT INCOME FORMS

         Option A1--Payments for a Designated Period. Payments will be made monthly for any specified number of years not to exceed 30. The amount of each variable payment will be determined by multiplying (a) by (b) where (a) is the Accumulation Unit Value for the date the payment is made and (b) is the number of Accumulation Units applied under this option divided by the number of payments selected.

         Option A2--Payments of a Designated Amount. Payments will be made monthly in equal installments until the amount applied, adjusted each Valuation Date for investment results, in exhausted. The final installment will be the sum remaining with the Company.

         Option B1--Life Income with Payment Certain. Payments will be made monthly during the lifetime of a Participant. A period certain of 60, 120, 180, 240, 300, or 360 months may be chosen. If the Participant dies prior to the end of such period certain, payments will continue to the designated Beneficiary for the remainder of the selected period certain.


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



         Option B2--Joint and Last Survivor Life Income. Payments will be made monthly during the joint lifetime of a Participant and a designated Beneficiary. Upon the Participants death, periodic payments will be made in percentages of 50%, 66 2/3%, 75%, or 100% (as elected by the Participant) of the periodic payments payable to the Participant, and will be continued to the designated Beneficiary, if living. Payments will continue to be made as long as either is living. Payments will stop with the last payment made prior to the death of the designated Beneficiary. In the event that any payments are made thereafter, such payments must be reimbursed to Nationwide. If the designated Beneficiary predeceases the Participant, the payments will continue at 100% to the Participant. These payments will stop with the last payment made prior to the death of the Participant. In the event that any payments are made thereafter, such payments must be reimbursed to Nationwide.

         Other Forms and Benefit Payments - With the consent of the Company, the amount due on Distribution may be applied on any other mutually agreeable basis.

SPECIAL PROVISIONS RELATING TO OPTIONS

         Death of Retired Participant--If any Retired Participant dies while receiving payments, any benefit payable will be determined in accordance with the retirement income form elected. Calculation of the present value of any remaining payments certain for purposes of making a lump sum payment will be based on the same assumed investment rate used by the Company in determining the payments certain prior to the death of the Retired Participant.

         Withdrawal--At any time, any amount remaining under Option A1 or A2 may be withdrawn or if that amount is at least $5,000, it may be applied under either Option B1 or B2. Unless prohibited by the Plan, a Beneficiary receiving payments certain under Option B1 after the death of the Retired Participant may elect at any time to receive the present value at the current dollar amount of the remaining number of payments certain in a single payment, calculated on the basis of the assumed investment rate used in computing the amount of the previous payments.

         Frequency of Payment--At the election of the Retired Participant, and with the consent of the Owner, payments made under any option may be made annually, semi-annually or quarterly in lieu of monthly. Any change in frequency of payments must be on the anniversary of the commencement of Retirement Income Payments.

METHOD OF CALCULATING RETIREMENT INCOME PAYMENTS

         Determination of Payments Under Option A1 and A2--Monthly payments under Option A1 and A2 will be determined in the manner set forth in the description of those options. As each payment is made under either of these options, a number of Accumulation Units equal in value to the payment will be cancelled.

         Determination of Payments Under Options B1 and B2--Variable monthly payments under Option B1 and B2 will be determined annually and will remain level throughout the year. Each year as of the anniversary of the commencement of Retirement Income Payments, a new variable monthly payment will be determined and that new payment will remain level for that year. An adjusted age is used to determine the amount of monthly payments for each year. Such adjusted age may not be the same as the actual age of the Retired Participant.

         Determination of Amount of Variable Monthly Payments For First Year--In determining the amount of Retirement Income Payments under Option B1 or B2, the value held on behalf of a Participant is determined by multiplying the number of Accumulation Units in each Sub-Account for that account by the Accumulation Unit value for that Sub-Account on the last business day of the second calendar week immediately preceding the date on which the first payment is due. The first year variable monthly payment for each Sub-Account is determined by dividing the value of the Accumulation Units of that Sub-Account in a Participant Account by the amount required to provide $1 per month (see illustrative purchase rates shown in Article VII.)

         Once the first year's variable monthly payment amount has been determined for a Participant, the Company will deduct the annual premium from the Participant Account (see illustrative annual premium rates shown in Article VII). This deduction is made by cancelling a number of Accumulation Units in the Participant Account equal in value to the annual premium. The allocation of the annual premium between Sub-Accounts will be in such relationship as the monthly payments from each Sub-Account have to each other.

         Determination of the Amount of Variable Monthly Payments for the Second and Subsequent Years--As of the first anniversary of the commencement of Retirement Income Payments, the second year variable monthly payments will be determined in exactly the same manner as for the first year, using the purchase rate shown in Article VII for the Retired Participant age as then determined under the terms of Article VII. As in the first year, an annual premium will be deducted and transferred to the General Account from which account the Company will make the Retirement Income Payments. Subsequent annual determinations will be made in the same manner.

         Premium Taxes- Retirement income payments calculated in accordance with this Section may be reduced or accumulation units cancelled in order to provide premium taxes assessed as described in Article II.

         Death of Retired Participant--Upon the death of any Retired Participant, the Participant Account will be reduced by the number of Accumulation Units not required to provide further payments during the remainder of a period certain, if any, or to a contingent Retired Participant. Any Accumulation Units so cancelled will either remain in the Variable Account or be transferred to the General Account, depending on the Company's obligation.

                      ARTICLE V: SUSPENSION AND TERMINATION

SUSPENSION AND TERMINATION

         The Company may suspend the Contract at its option at any time by giving written notice to the Owner if:

                 (a) The Owner has failed to remit to the Company any Purchase Payment specified in the Plan; or

                 (b) If the Company does not accept an amendment to the Plan, filed with the Company by the Owner, which in the Company's opinion would adversely affect its administrative procedures or financial experience, or both, with respect to the Contract.

         The Owner may suspend the Contract by giving ninety (90) days written notice to the Company. Suspension of the Contract will become effective as of the ninety-first (91st) day following receipt of written notice by the Company. Suspension of the Contract shall mean that no further Purchase Payments will be accepted by the Company, except by mutual consent. All other terms of the Contract shall continue to apply. After suspension of the Contract has become effective, the Owner may, upon 30 days written notice, terminate the Contract. Upon termination of the Contract, the Company will pay to the Owner the value of the Contract, subject to applicable charges, in accordance with the terms of the Contract. Upon such termination by the Owner, payment of Contract Values will be subject to any applicable Contigent Deferred Sales Charge.

REDEMPTION OF PARTICIPANT ACCOUNTS

         The Owner's right to redeem Participant Accounts, either fully or partially, will be governed by the terms of the Plan. To the extent permitted by the Plan a Participant Account may be redeemed fully or partially at any time prior to the date Retirement Income Payments commence for the Participant under either Option B1 or B2. All such payments will be made by the Company to the Owner. The Company may, however, by agreement with and on behalf of the Owner, make such payments directly to the Participant. No partial redemption will directly affect either future requirements to make Purchase Payments for that Participant or the retirement date of that Participant.

         A request for a partial redemption of a Participant Account containing more than one Sub-Account of Accumulation Units must specify the allocation of the partial redemption amoung the Sub-Account of Accumulation Units. However, if no such direction is contained in the request for a redemption, the Company may pro-rate the redemption among the applicable Sub-Accounts of Accumulation Units. Upon receipt at the Company's home office of a written request for a full or partial redemption of a Participant Account, the Company will determine the value of the number of Accumulation Units redeemed, less any applicable Contingent Deferred Sales Charge, at the Accumulation Unit Value next computed following receipt of such written request by the Company. Payment of any such amount will be made to the Owner within seven days of the date the request is received by the Company. Payment of redemption values may be suspended when redemption of the Underlying Mutual Fund shares is suspended (i) during any period in which the New York Stock Exchange is closed (other than customary holiday or weekend closing), or (ii) in the event that the Securities and Exchange Commission may by order direct for the protection of Owners or Participants. In lieu of a lump sum Distribution of a full or partial redemption, the Owner, or Participant if permitted by the Plan, may elect to have that amount paid out in installments under Option A1 or A2 of this Contract subject to the minimums applicable to these options.

TERMINATION BY COMPANY

         This Contract will terminate at the close of business on the date upon which the performance and fulfillment by the Company of all its duties and obligations hereunder have been completed.

                         ARTICLE VI: GENERAL PROVISIONS

THE CONTRACT

         This Contract consists of the Contract, any endorsements or signed amendments,and the application of the Owner, and constitutes the entire Contract between the Company and Owner. All statements made in the application will be deemed representations and not warranties. Only an officer of the Company has authority, and then only in writing, to modify the Contract or waive any of the Company's rights or requirements.

MODIFICATION OF THE CONTRACT

         Contract provisions with respect to the deductions made from Purchase Payments, Participant Accounts, Contigent Deferred Sales Charge, if applicable, Contract Maintenance Charge and Acturial Risk Fees may be decreased upon notice to the Owner.

         The Company may modify the Contract at any time without consent of the Owner or Participants, if such modification is considered necessary to obtain the benefit of federal or state statutes or regulations or to maintain qualification of the Plan.

INDIVIDUAL CERTIFICATES

         The Company will issue a descriptive certificate to the Owner for delivery to each Retired Participant or other person for whom an Optional Retirement Income Form is purchased under this Contract, as of the date of the first payment under such Optional Retirement Income Form. Each such descriptive certificate will set forth in substance the benefits to which such Retired Participant is entitled under such form. Purchase Payments made at any time by or on behalf of any Participant must be at least $20 per month. In addition, if any applicable law so requires, the Company will issue a descriptive certificate to the Owner for delivery to each Participant for whom an Optional Retirement Income Form has not been purchased under this Contract. Each such descriptive certificate will set forth in substance the benefits to which such Participant is entitled. Such descriptive certificates will not be considered a part of this Contract.

MISSTATEMENTS AND ADJUSTMENTS

         If the age, or any other relevant fact relating to any person is found to be misstated, the amount of retirement income payable by the Company will be adjusted without changing the date of the first payment of such retirement income, unless some other adjustment, satisfactory to the Owner and the Company, is made with respect to such misstatement. Any adjustment made under the terms of this Section shall be conclusive on any person affected by such adjustment. The dollar amount of any underpayment made by the Company will be paid in full with the next payment due. The dollar amount of any overpayment by the Company due to any misstatement will be deducted from the amounts otherwise payable thereafter.

EVIDENCE OF SURVIVAL

         If the Company is making payments conditioned upon the survival of any person, the Company will have the right to require proof that such person is living on each date when such payment is due.

OWNERSHIP AND ASSIGNMENT

         This Contract shall belong to the Owner, provided however that under Code Section 457 Plans, the owner must hold the Contract for the exclusive benefit of the Plan's Participants and Beneficiaries All contractual rights and privileges may be exercised by the Owner, subject to any rights specifically reserved in the Plan for Participants as a group or as individuals. The Contract may not be assigned.

DESIGNATION OF BENEFICIARY

         The Participant Beneficiary shall be specified by the Owner, who may receive instructions from the Participant in this regard. The Owner, or the Participant where permitted by the Plan, may change such Beneficiary designation from time to time. Such change must be made by written notice filed with the Company. However, an irrevocably designated Beneficiary can be changed only with such Beneficiary's written consent. Any new designation will not be effective until such notice is recorded by the Company. When so recorded, the change will take effect as of the date the notice was signed, whether or not the Participant is then living. Any change of Beneficiary will be subject to any payments made or any other action taken by the Company prior to such recording.

         Unless otherwise provided in the Beneficiary designation, if at a Participant death there is more than one Beneficiary entitled to the proceeds then accruing, each will receive equal shares of such proceeds. If any of two or more beneficiaries die prior to the death of the Participant, the share of such proceeds which would have been payable to that Beneficiary will be payable to the surviving Beneficiary or beneficiaries. If no designated Beneficiary is living at the Participant death, the proceeds will be payable to the Participant estate. If any Beneficiary dies simultaneously with the Participant or within 15 days after the Participant death and before due proof of the Participant death has been received by the Company; then, rights to the proceeds will be determined as though such Beneficiary had died prior to the Participant.

DATA TO BE FURNISHED TO THE COMPANY

         The Owner or Participant, as applicable, will furnish all information which the Company may reasonably require for the administration of the Contract. The Company will not be liable for the fulfillment of any obligations which in any way depend on such information, until it receives such information in a form satisfactory to it.

NON-PARTICIPATING

         This Contract is non-participating. It will not share in the surplus of the Company.

RELATION OF THIS CONTRACT TO THE VARIABLE ACCOUNT

         The Company shall have exclusive and absolute control of the assets of the Variable Account. As long as the Variable Account continues to be registered under the Investment Company Act of 1940 and the Variable Account is invested in shares of one or more Funds, the Company will vote Fund shares held in the Variable Account in accordance with the instructions received from Owners of Contracts of this class which provide variable benefits. Each such Owner will receive periodic reports and proxy material of the applicable Funds and a form with which to give voting instructions.

SUBSTITUTION OF FUND SHARES

         If the shares of any Underlying Mutual Fund should no longer be available for investment by the Variable Account or, if in the judgment of the Company's management, further investment in such Underlying Mutual Fund shares should become inappropriate in view of the purposes of the Contract, the Company may substitute shares of another Underlying Mutual Fund for Underlying Mutual Fund shares already purchased or to be purchased in the future by Purchase Payments under the Contract. No substitution of securities in any Sub-Accounts may take place without prior approval of the Securities and Exchange Commission, and under such requirements as it may impose.

                    ARTICLE VII: PURCHASE RATES, ANNUAL RATES

APPLICABILITY AND BASIS OF TABLES

         The tables in this Article will be used to determine the monthly Retirement Income Payments for the first and subsequent years for Options B1 and B2. Under Option B1, the amount of monthly payment for each payment year will depend on the Retired Participant adjusted age at the time the first payment is due (for each payment year for variable payments). Under Option B2, the amount of monthly payment for each payment year will depend on the adjusted age of each Retired Participant at the time the first monthly payment is due (for each payment year for variable payments).

         The Retirement Income Tables show for various adjusted ages the amount of the first monthly payment per $1,000 in each Sub-Account in a Participant Account.

         Variable Retirement Income Payments would remain level each year if the investment results of the Variable Account were exactly equal to the investment rate assumed in the tables. Since each year's variable monthly payments are based on the actual value of the Participant Account at the time such payments are determined, those monthly payments will vary from year to year.

         The table illustrates for retirement ages 62 and 65 the purchase rates and annual premium rates applicable to variable payments at the time payments are determined for a payment year, and the amount transferred to the General Account to provide variable payments for any year will be determined by multiplying the applicable annual premium rate by the value of the Participant Account at that time.

         The tables in this Article are based on the Progressive Annuity Table assuming births in the year 1925 and an investment rate of 31/2% per year. Any rates or factors for any ages not shown will be furnished by the Company upon request.

ADJUSTED AGE

        The actual age of a Retired Participant as used in determining his adjusted age for any payment year shall mean the age of the payee on his last birthday preceding the date the first payment is due for that payment date plus 0.25 for each completed three months between the last birthday and the due date of that first payment.

        Adjusted age for any payment year is determined as follows:

              CALENDAR YEAR               ADJUSTMENT TO               CALENDAR YEAR                ADJUSTMENT TO
                OF BIRTH                   ACTUAL AGE                   OF BIRTH                    ACTUAL AGE
              Prior to 1916                                           1941 to 1945                     -1.50
              1916 to 1920                    -.26                    1946 to 1950                     -1.75
              1921 to 1925                    -.50                    1951 to 1955                     -2.00
              1926 to 1930                    -.75                    1956 to 1960                     -2.25
              1931 to 1935                    -1.00                   1961 to 1965                     -2.50
              1936 to 1940                    -1.25                   1966 to 1970                     -2.75
                                                                      1971 to 1975                     -3.00

ILLUSTRATIVE TABLE OF CALCULATION OF VARIABLE PAYMENTS

----------------------------------------------------------------------------------------------------------------------------
                RETIREMENT INCOME PAYMENTS ON A LIFE INCOME WITH
                          10 YEARS CERTAIN UNISEX RATES
----------------------------------------------------------------------------------------------------------------------------
                               Adjusted Age 62             Column 2             Adjusted Age 65             Column 2
      Beginning Of                Column 1                  Annual                 Column 1                  Annual
      Payment Year              Purchase Rate            Premium Rate            Purchase Rate            Premium Rate
      ------------              -------------            ------------            -------------            ------------
            1                      176.73                   63.08                   164.37                   67.26
            2                      171.38                   64.43                   158.68                   68.83
            3                      165.95                   65.72                   152.93                   70.46
            4                      160.47                   67.11                   147.13                   72.04
            5                      154.94                   68.36                   141.31                   73.54
            6                      149.40                   69.58                   135.50                   74.96
            7                      143.87                   70.62                   129.73                   76.04
            8                      138.39                   71.38                   124.06                   76.73
            9                      133.01                   71.73                   118.55                   76.85
           10                      127.79                   71.62                   113.77                   76.04
           11                      122.79                   72.06                   108.32                   76.19
           12                      117.93                   73.31                   103.57                   77.48
           13                      113.11                   74.73                    98.89                   78.96
           14                      108.32                   76.19                    94.27                   80.45
           15                      103.57                   77.48                    89.72                   81.85
           16                       98.89                   78.96                    85.26                   83.34
           17                       94.27                   80.45                    80.89                   84.82
           18                       89.72                   81.85                    76.62                   86.27
           19                       85.26                   83.34                    72.46                   87.82
           20                       80.89                   84.82                    68.41                   89.32
           21                       76.62                   86.27                    64.48                   90.76
           22                       72.46                   87.82                    60.68                   92.25
           23                       68.41                   89.32                    57.01                   93.64
           24                       64.48                   90.76                    53.48                   95.24
           25                       60.68                   92.25                    50.08                   96.52

----------------------------------------------------------------------------------------------------------------------------

Column 1 is the amount required to provide $1 per month to the Retired Participant.
Column 2 is the amount per $1,000 to be transferred to the General Account to provide payments for the payment year.

[NATIONWIDE LIFE INSURANCE COMPANY LOGO]
   NATIONWIDE LIFE INSURANCE COMPANY
      Home Office  Columbus, Ohio
   (Hereinafter Called the Company)

 ................................................................................

   APPLICATION FOR GROUP FLEXIBLE FUND RETIREMENT CONTRACT, NON-PARTICIPATING
                                     MADE TO

                        NATIONWIDE LIFE INSURANCE COMPANY
                               (Called Nationwide)
                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215

                                   [Applicant]
--------------------------------------------------------------------------------
                            (Exact Name of Applicant)

The Applicant applies for Group Flexible Fund Retirement annuity form DC-3008.

The Applicant approves and accepts the terms of the Contract.

The Applicant certifies that to the best of his or her knowledge the Applicant has authority to enter into the Contract.

If Nationwide fails to accept this Application, the amounts received will be refunded without interest or charge.

                    [May 1, 1997]                                                 [John Doe]
------------------------------------------------------        ----------------------------------------------------
                        Date                                                    Agent Signature

                    [May 1, 1997]                                                 [Mary Doe]
------------------------------------------------------        ----------------------------------------------------
                        Date                                             Person Signing for Applicant

                    [May 1, 1997]                                                  [Officer]
------------------------------------------------------        ----------------------------------------------------
                    Date of Issue                                                    Title


Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.


DC-3008-1(OH)                                                             (4/97)